UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 20, 2006

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 20, 2006, registrant issued a press release entitled “Halliburton Announces First Quarter Results.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER RESULTS
$0.91 earnings per diluted share; ESG revenue up 35%

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that net income in the first quarter of 2006 was $488 million, or $0.91 per diluted share, compared to net income of $365 million, or $0.72 per diluted share, in the first quarter of 2005. Net income in the first quarter of 2006 included income from discontinued operations of $7 million after tax, or $0.01 per diluted share, primarily related to the operations of KBR’s Production Services group, which is expected to be sold in the second quarter of 2006 with a pretax gain of approximately $100 million. Net income in the first quarter of 2005 also included income from discontinued operations of $6 million after tax, or $0.01 per diluted share. Income from continuing operations in the first quarter of 2006 was $481 million, or $0.90 per diluted share, compared to income from continuing operations of $359 million, or $0.71 per diluted share, in the first quarter of 2005.

Consolidated revenue in the first quarter of 2006 was $5.2 billion compared to $4.8 billion in the first quarter of 2005. This increase was largely attributable to higher activity in the Energy Services Group (ESG), where revenue increased 35% from the prior year first quarter to a record level of $2.9 billion. Lower revenue in KBR, primarily on government services projects in the Middle East, partially offset this increase.

Consolidated operating income was $755 million in the first quarter of 2006 compared to $575 million in the first quarter of 2005, a 31% increase. ESG’s operating income improved 42%, reflecting increased rig activity, higher utilization of assets, and increased pricing. First quarter of 2005 operating income included a $110 million gain on the sale of the company’s 50% interest in the Subsea 7, Inc. joint venture. KBR’s operating income in the first quarter of 2006 declined compared to the prior year first quarter, primarily due to $30 million in charges related to an equity method investment in an Australian railroad and reduced activities for Government and Infrastructure (G&I) operations in Iraq.

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“I am pleased to report another record quarter for the Energy Services Group. We continue to benefit from our strength in North America, where our customers’ spending is most concentrated. Our investment in key Eastern Hemisphere markets is also resulting in quality growth,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton. “Last week’s filing of KBR, Inc.’s Form S-1 marks a significant milestone in our strategy to separate KBR from the Energy Services Group.”

2006 First Quarter Segment Results

Energy Services Group
ESG posted revenue of $2.9 billion in the first quarter of 2006, a $754 million or 35% increase over the first quarter of 2005. ESG’s operating income was $727 million, up $214 million or 42% from the same period in the prior year. ESG’s operating income margin was 24.7% during the first quarter of 2006.

First quarter of 2006 revenue in the Western Hemisphere grew 36% over the previous year first quarter. First quarter of 2006 Western Hemisphere operating income margins were 28.6%, compared to 29.1% in the first quarter of 2005, which included the $110 million Subsea 7, Inc. gain. Gains in both revenue and operating income margins were led by the strong United States and Canadian markets.

Eastern Hemisphere results were impacted by the typical first quarter reduction in Landmark revenue and weather-related factors. In addition, the direct export sales of equipment were low as a result of a change in strategy regarding direct sales. Nonetheless, Eastern Hemisphere first quarter of 2006 revenue grew 32% over the prior year first quarter, while operating income improved 70% over the same period.

Production Optimization operating income for the first quarter of 2006 was $340 million, an increase of $49 million or 17% over the first quarter of 2005, which included a $110 million gain on the sale of the Subsea 7, Inc. equity interest. Production Enhancement operating income more than doubled, driven by strong demand for well stimulation services in natural gas applications, increased utilization of crews and assets, and improved pricing, particularly in the United States. Completion Tools operating income increased 21% due to higher activity in the United States, the North Sea, and Saudi Arabia.

Fluid Systems operating income for the first quarter of 2006 was $182 million, a $69 million or 61% increase over the first quarter of 2005. Cementing Services operating income increased 66% due to higher drilling activity, improved pricing, and increased asset utilization in the United States and growth in offshore activity in the Gulf of Mexico, western Africa, and the North Sea. These results were partially offset by lower offshore activity in Latin America. Baroid Fluid Services operating income grew 49% on strong activity and improved product mix in the United States and higher activity in western Africa.

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Drilling and Formation Evaluation operating income for the first quarter of 2006 was $156 million, a $76 million or 95% increase over the prior year first quarter. Sperry Drilling Services operating income increased 117% in the first quarter of 2006 compared to the first quarter of 2005, benefiting from increased activity in the Gulf of Mexico, the Middle East, Asia Pacific, and the North Sea. Logging Services operating income increased 50% due to increased activity in the United States and Asia Pacific. Security DBS Drill Bits operating income doubled over the prior year first quarter, reflecting improved pricing and fixed cutter activity in North America and Europe, as well as improved pricing and roller cone bit demand in the Middle East.

Digital and Consulting Solutions operating income in the first quarter of 2006 was $49 million, an increase of $20 million or 69% over the prior year period. First quarter of 2005 Digital and Consulting Solutions operating income included a $17 million favorable insurance claim settlement, partially offset by an $8 million loss on two integrated solutions projects in Mexico. Landmark operating income nearly tripled compared to the prior year first quarter due to improved sales of software and consulting services primarily in the United States and Latin America, as well as improvements in its cost structure.

KBR

KBR revenue for the first quarter of 2006 was $2.3 billion, a $327 million or 13% decrease compared to the first quarter of 2005, primarily due to decreased military support activities in Iraq. Operating income for the first quarter of 2006 was $62 million, a $32 million or 34% decrease compared to the prior year quarter.

Government and Infrastructure operating income for the first quarter of 2006 was $20 million, a $33 million or 62% decrease compared to the first quarter of 2005. The decrease was attributable in part to reduced activity on the LogCAP III contract and differences in award fees and settlements recorded in each period related to that contract. First quarter of 2006 results were impacted by a $30 million impairment charge and loss recorded on an equity investment in an Australian railroad operation due to delays in the expansion of the Port of Darwin and a delay in mining operations that resulted in reduced freight.

Energy and Chemicals operating income for the first quarter of 2006 was $42 million, a $1 million increase compared to the first quarter of 2005. KBR and its customer, Petrobras, have now agreed on the technical and operational acceptance of the completed floating production vessels. Although later than previously expected, final lender approval is expected shortly. The first quarter of 2006 results included a $15 million charge on the Barracuda-Caratinga project, reflecting additional costs to finalize the project and for warranty matters.

Halliburton’s Iraq-related work contributed approximately $1.1 billion in revenue in the first quarter of 2006 and $27 million of operating income, or a 2.5% margin, before corporate expenses and taxes.

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Technology and Significant Achievements

Halliburton made a number of advances in technology and new contract awards.

Energy Services Group new technologies and contract awards:

•
Sperry Drilling Services is helping to improve heavy oil economics for Petrozuata in the Faja del Orinoco field of Eastern Venezuela, using its LatchRite® multilateral system technology in more than 65 wells. Petrozuata is a Venezuelan company with partners PDVSA and ConocoPhillips.

•
Baroid Fluid Services has introduced the new INNOVERT™ drilling fluid system for use in areas where paraffin/mineral oil is the preferred base oil. Derived from the proven barite sag-eliminating technology used in Halliburton’s award-winning ACCOLADE® drilling fluid, the INNOVERT™ system replaces existing approaches for treating barite sag in paraffin and mineral oil-based fluids, while providing operators excellent technical and economic performance.

•
Halliburton has been awarded a multi-million dollar contract by Salym Petroleum Development N.V. (SPD) for exploration and production services in Russia. Under the contract, Halliburton will carry out directional drilling support and performance optimization as well as provide drilling fluids engineering, cementing, and pumping services. The three-year contract calls for new wells to be drilled from five drilling rigs and will include 300 S-shaped wells, as well as directional and extended reach wells. The average true vertical depth of the wells will be 2,600 meters (8,500 feet).

•
Halliburton has been awarded a two-year, $40 million multi-service contract by Occidental Mukhaizna, LLC, a subsidiary of Occidental Petroleum Corporation for the Mukhaizna field in the Sultanate of Oman. The contract calls for Halliburton to provide an integration of services from the Fluid Systems, Drilling and Formation Evaluation, and Production Optimization divisions.

•
Landmark was awarded a two-year, multi-million dollar contract to support, train, and consult for Petrobras on a full suite of software and information technology services. Landmark's participation in Petrobras' streamlined contract system places the company's technology on Petrobras' "Global Purchase Order" system, which allows suppliers to set fixed prices for their products and services.

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KBR new technologies and contract awards:

•
Aspire Defence, a joint venture between KBR, Mowlem plc, and a financial investor, has been awarded the Ministry of Defence’s £8 billion (US$13.9 billion) private finance initiative contract to upgrade and provide a range of services to the British Army's garrisons at Aldershot and around Salisbury Plain in the United Kingdom. In addition to a £3.2 billion (US$5.6 billion) package of services to be delivered over 35 years, Project Allenby/Connaught includes a £1.2 billion (US$2 billion), nine-year construction program that will improve soldiers’ single living, technical, and administrative accommodations, along with leisure and recreational facilities.

•
An approximately $400 million project to construct an anhydrous ammonia plant in Sokhna Port, Egypt for Egypt Basic Industries Company (EBIC), a joint venture including KBR, certain Egyptian petrochemical and construction companies, the Egyptian state-owned oil and gas company, and other private investors, reached financial close. The project will construct a greenfield 2,000 metric tons per day anhydrous ammonia plant, including a pipeline corridor connecting the ammonia production plant to product storage tanks located in Sokhna Port. The plant design is based on the proprietary KBR Advanced Ammonia Process (KAAP™).

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: consequences of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and related publicity; potential adverse proceedings by such agencies; contract disputes with the company’s customers; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives and chemicals; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by, and claims negotiations with, customers; changes in the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, and performance of fixed-fee projects; the development and installation of financial systems; increased competition for employees; availability of raw materials; and integration of acquired businesses, operations of joint ventures, and completion of planned dispositions. Halliburton's Form 10-K for the year ended December 31, 2005, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31		December 31
	2006	2005	2005
Revenue:
Production Optimization	$1,274	$900	$1,231
Fluid Systems	836	631	777
Drilling and Formation Evaluation	647	489	615
Digital and Consulting Solutions	181	164	225
Total Energy Services Group	2,938	2,184	2,848
Government and Infrastructure	1,734	2,088	2,130
Energy and Chemicals	538	511	594
Total KBR	2,272	2,599	2,724
Total revenue	$5,210	$4,783	$5,572
Operating income (loss):
Production Optimization	$340	$291	$307
Fluid Systems	182	113	157
Drilling and Formation Evaluation	156	80	148
Digital and Consulting Solutions	49	29	66
Total Energy Services Group	727	513	678
Government and Infrastructure	20	53	55
Energy and Chemicals	42	41	54
Total KBR	62	94	109
General corporate	(34)	(32)	(20)
Total operating income	755	575	767
Interest expense	(47)	(52)	(53)
Interest income	28	12	26
Foreign currency, net	8	-	(4)
Other, net	3	(2)	(7)
Income from continuing operations before income taxes and minority interest	747	533	729
Benefit (provision) for income taxes	(255)	(166)	380
Minority interest in net income of subsidiaries	(11)	(8)	(17)
Income from continuing operations	481	359	1,092
Income from discontinued operations, net	7	6	10
Net income	$488	$365	$1,102
Basic income per share:
Income from continuing operations	$0.94	$0.72	$2.14
Income from discontinued operations, net	0.01	0.01	0.02
Net income	$0.95	$0.73	$2.16
Diluted income per share:
Income from continuing operations	$0.90	$0.71	$2.06
Income from discontinued operations, net	0.01	0.01	0.02
Net income	$0.91	$0.72	$2.08
Basic weighted average common shares outstanding	512	501	509
Diluted weighted average common shares outstanding	534	510	529

See Footnote Table 1 for a list of significant items included in income.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2006	2005
Assets
Current assets:
Cash and equivalents	$2,278	$2,391
Receivables, net	4,952	4,801
Inventories, net	1,086	953
Other current assets	1,423	1,115
Total current assets	9,739	9,260

Property, plant, and equipment, net	2,675	2,648
Other assets	2,756	3,102
Total assets	$15,170	$15,010

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,688	$1,967
Current maturities of long-term debt	360	361
Other current liabilities	2,114	2,099
Total current liabilities	4,162	4,427

Long-term debt	2,793	2,813
Other liabilities	1,192	1,253
Total liabilities	8,147	8,493
Minority interest in consolidated subsidiaries	151	145
Shareholders’ equity	6,872	6,372
Total liabilities and shareholders’ equity	$15,170	$15,010

Note - Certain prior period amounts have been reclassified to be consistent with the current presentation.

All periods presented reflect the reclassification of KBR’s Production Services operations to discontinued operations. At March 31, 2006, Production Services assets were $236 million, of which $170 million were classified as current, and liabilities were $80 million, of which $76 million were classified as current. At December 31, 2005, Production Services assets were $207 million, of which $140 million were classified as current, and liabilities were $64 million, of which $54 million were classified as current.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31		December 31
	2006	2005	2005

Capital expenditures:
Energy Services Group	$137	$131	$151
KBR	22	11	26
General corporate	1	-	-
Total capital expenditures	$160	$142	$177

Depreciation, depletion, and amortization:
Energy Services Group	$117	$110	$115
KBR	11	15	12
Total depreciation, depletion, and amortization	$128	$125	$127

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31		December 31
	2006	2005	2005
Revenue:
North America	$1,513	$1,059	$1,353
Latin America	351	314	373
Europe/Africa/CIS	595	463	631
Middle East/Asia	479	348	491
Total revenue	$2,938	$2,184	$2,848

Operating income:
North America	$480	$353	$387
Latin America	53	46	67
Europe/Africa/CIS	93	62	119
Middle East/Asia	101	52	105
Total operating income	$727	$513	$678

See Footnote Table 2 for a list of significant items included in income.

HALLIBURTON COMPANY
Backlog Information
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2006	2005
Firm orders:
Government and Infrastructure	$3,418	$3,403
Energy and Chemicals - Gas monetization	3,451	3,651
Energy and Chemicals - Other (a)	1,978	1,786
Energy Services Group segments	133	180
Total firm orders	$8,980	$9,020

Government orders firm but not yet funded, letters of intent, and contracts awarded but not signed:
Government and Infrastructure	$474	$1,775
Total backlog	$9,454	$10,795

(a)
The amounts presented represent backlog for our continuing operations and do not include backlog associated with KBR’s Production Services operations, which we have agreed to sell and now account for as discontinued operations. Backlog for the Production Services operations was $1.1 billion as of March 31, 2006 and $1.2 billion as of December 31, 2005.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income and After Tax Impact per Diluted Share
By Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005		December 31, 2005
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Production Optimization:
Subsea 7, Inc. gain on sale	$-	$-	$110	$0.14	$-	$-
Drilling and Formation
Evaluation:
Patent settlement	-	-	-	-	24	0.03
Digital and Consulting
Solutions:
Integrated solutions projects in Mexico	-	-	(8)	(0.01)	-	-
Government and
Infrastructure:
Railroad impairment charge and loss	(30)	(0.05)	-	-	-	-
Energy and Chemicals:
Barracuda-Caratinga project loss	(15)	(0.02)	-	-	-	-

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income and After Tax Impact per Diluted Share
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005		December 31, 2005
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
North America:
Patent settlement	$-	$-	$-	$-	$12	$0.02
Subsea 7, Inc. gain on sale	-	-	107	0.14	-	-
Latin America:
Patent settlement	-	-	-	-	2	-
Integrated solutions projects in Mexico	-	-	(8)	(0.01)	-	-
Europe/Africa/CIS:
Patent settlement	-	-	-	-	6	0.01
Subsea 7, Inc. gain on sale	-	-	3	-	-	-
Middle East/Asia:
Patent settlement	-	-	-	-	4	-

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: April 24, 2006	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Senior Vice President and Corporate Secretary